EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES JANUARY CASH DISTRIBUTION

Dallas, Texas, January 20, 2026 – Argent Trust Company, as Trustee of the Cross Timbers Royalty Trust (the “Trust”) (NYSE: CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.032918 per unit, payable on February 13, 2026, to unitholders of record on January 30, 2026. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	10,000	73,000	$57.62	$4.13

Prior Month Distribution	10,000	245,000	$59.39	$4.22

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Prior Month Distribution

XTO Energy has advised the Trustee that out of period gas revenues attributable to the Hewitt Unit in the Oklahoma Working Interest net profits interests and non-operated properties in the New Mexico Royalty Interest net profits interests contributed to a higher cash distribution in the prior month.

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $35,000 on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests total $5,526,000, including accrued interest of $1,500,000.

XTO Energy has advised the Trustee that excess costs increased by $666,000 on properties underlying the Oklahoma Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Oklahoma Working Interest net profits interests total $666,000.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839